Exhibit 99.2

American Eagle Outfitters, Inc.
November 2010

Recorded Sales Commentary dated December 2, 2010

Good morning and welcome to the American Eagle Outfitters November 2010 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended November 27, 2010 increased 2% to $272 million compared to $266 million for the four weeks ended November 28, 2009. Consolidated comparable store sales were flat, compared to a 2% decrease for the same period last year.

Consistent with recent trends, sales continued to be the strongest during peak shopping periods. As such, November sales reflected positive results over Thanksgiving weekend, offsetting weakness during non-peak periods earlier in the month. Store traffic was robust and we achieved record sales on Black Friday, with a comp store sales gain in the mid-single digits.

For the month overall, including Thanksgiving weekend, our promotional activity was below last year, supported by lower inventory levels. The average unit retail price increased in the low single digits, driving a slight increase in the average transaction value.

AE women's comparable store sales were flat, and men's declined in the low single digits. Denim and accessories continued to be the best categories. Our direct to consumer business increased in the high single digits compared to last year. Consolidated inventory levels are on-plan, and we are well positioned for the remainder of the holiday season.

Based on November sales and our current outlook for the remainder of the quarter, we are providing fourth quarter earnings guidance from continuing operations of $0.43 to $0.46 per share. This compares to earnings from continuing operations of $0.38 per share last year. Our next announcement will be December sales on Thursday, January 6th.

Have a great holiday season and thanks for your continued interest in American Eagle Outfitters.